Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Cameron Associates (212) 554-5469

alison@cameronassoc.com     www.usecology.com

US ECOLOGY APPOINTS JEFFREY FEELER TO ITS BOARD OF DIRECTORS

Boise, Idaho — September 9, 2013 — US Ecology, Inc. (the “Company”) [NASDAQ-GS: ECOL], a leading North American provider of radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services, today announced the appointment of Jeffrey R. Feeler to its Board of Directors, bringing the number of directors to six. Feeler serves as the Company’s President and Chief Executive Officer and joins Chairman Stephen Romano, Victor Barnhart, Joe Colvin, Daniel Fox and Jeffrey Merrifield on the Board.

Romano commented, “We are pleased to have Jeff join our experienced Board. His knowledge of the Company, thorough understanding of the environmental services industry and leadership skills will be a valuable addition.”

Feeler, age 44, joined US Ecology in July 2006 and has over 20 years of business and financial management experience. Prior to joining the Company, he worked with MWI Veterinary Supply, Inc., Albertson’s, Inc., Hewlett-Packard and PricewaterhouseCoopers LLP. Feeler is a Certified Public Accountant and has a BBA of Finance and BBA of Accounting from Boise State University.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.